UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest event Reported): October 24, 2018

AMERICAN RESOURCES CORPORATION
(Exact name of registrant as specified in its charter)

Florida (State or other jurisdiction of incorporation)	000-55456 (Commission File Number)	46-3914127 (I.R.S. Employer Identification No.)

9002 Technology Lane, Fishers Indiana, 46038
(Address of principal executive offices)

(606) 637-3740
(Registrant’s telephone number, including area code)

________________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See: General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On October 24, 2018, American Resources Corporation’s wholly-owned subsidiary, Quest Energy Inc., entered into a binding term sheet with Synergy Coal, LLC (“Synergy”) and its sole owner, Thomas M. Shelton (“Shelton”), whereby Quest Energy will purchase the approximately 1,100 acres of land located in Wyoming County, near Oceana, West Virginia owned by Shelton along with all assets owned by Synergy, including structures, real estate, surface ownership, mineral ownership, easements, licenses, agreements, five permits, and any other approvals required to operate coal properties, a load out, and wash plant owned by Synergy or Shelton located in Wyoming County, near Oceana, WV.

The consideration paid to Shelton or his assignee is Sixteen Million One Hundred Forty Five Thousand Four Hundred and Fifty Seven Dollars ($16,145,457), consisting of: (1) $15,545,457 will be paid in the form of 1,727,273 common equity shares of American Resources Corporation, based on the closing price of $9.00 per share on the date of the binding term sheet; (2) Three Hundred Fifty Thousand Dollars (US$350,000) paid in cash at closing; plus (3) Two Hundred Fifty Thousand Dollars (US$250,000) secured by a first mortgage in the mineral purchased pursuant to this transaction, paid in the form of $1.00 per ton for tons of coal sold (as the case may be) either loaded on the rail or truck from the property until paid in full.

Furthermore, to the extent that any bonds have been posted pertaining to Synergy WV, or future bonding is required by Synergy WV, Quest Energy will utilize its current bonding program to replace and/or provide such bonds. Any collateral held against the bonds pre-transaction will be become the property of Quest Energy.

Consideration for the acquired assets was the assumption of reclamation bonds totaling $234,240, stock of the company valued at $15,545,457 and a seller note of $600,000. The transaction is accounted for as an asset purchase under ASU 2017-01.

Item 9.01     Financial Statements and Exhibits.

(d)                                 Exhibits

The following exhibits are attached hereto and filed herewith.

Exhibit No.	Description
99.1	Binding Term Sheet between Quest Energy Inc., Synergy Coal, LLC, and Thomas M. Shelton

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

American Resources Corporation

Date: October 29, 2018	By:	/s/ Mark C. Jensen
Mark C. Jensen
Chief Executive Officer

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